Exhibit 5.2

[LETTERHEAD OF BAKER DONELSON BEARMAN CALDWELL & BERKOWITZ, PC]

April 23, 2015

Speedway Motorsports, Inc.

5555 Concord Parkway South

Concord, North Carolina 28027

Re:	Speedway Motorsports, Inc. 5.125% Senior Notes due 2023 Trustee: US Bank National Association

Gentlemen:

We have acted as special counsel to (A) Bristol Motor Speedway, LLC, a Tennessee limited liability company (“Tennessee Guarantor”), and (B) Atlanta Motor Speedway, LLC, a Georgia limited liability company (“Georgia Guarantor”), each being a wholly-owned subsidiary of Speedway Motorsports, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of $200,000,000 aggregate principal amount of 5.125% Senior Notes due 2023 (the “Exchange Notes”) and the Guarantees (the “Guarantees”) by the guarantors of the Company’s obligations under the Exchange Notes (collectively the “Guarantors”), which Guarantors include the Tennessee Guarantor and the Georgia Guarantor. The Exchange Notes will be issued under an Indenture, dated as of January 27, 2015 (the “Indenture”), among U. S. Bank National Association, as trustee (the “Trustee”), the Company and the Guarantors listed on the signature pages thereto. The Exchange Notes will be offered by the Company in exchange (the “Exchange Offer”) for $200,000,000 aggregate principal amount of its outstanding 5.125% Senior Notes due 2023 (the “Private Notes”).

We have examined originals of, or copies otherwise identified to our satisfaction, and have relied solely upon the following documents for purposes of rendering this opinion:

(1)     (a) Plan of Conversion of Bristol Motor Speedway, Inc., (b) Articles of Conversion of Bristol Motor Speedway, Inc., and (c) Articles of Organization of the Tennessee Guarantor, each filed with the Tennessee Secretary of State on December 28, 2005.

(2)     Operating Agreement of the Tennessee Guarantor, effective December 28, 2005 (the “Tennessee Operating Agreement”).

(3)     Certificate of Existence of the Tennessee Guarantor issued by the Tennessee Secretary of State on April 15, 2015.

Speedway Motorsports, Inc.

April 23, 2015

(4)     The Unanimous Written Consent of the Managers of the Tennessee Guarantor, effective January 21, 2015.

(5)     (a) Certificate of Election to Become a Limited Liability Company by Atlanta Motor Speedway, Inc., and (b) Articles of Organization of the Georgia Guarantor, each filed with the Georgia Secretary of State on December 28, 2005.

(6)     Operating Agreement of the Georgia Guarantor, effective December 28, 2005 (the “Georgia Operating Agreement”).

(7)     Certificate of Existence of the Georgia Guarantor issued by the Georgia Secretary of State on April 15, 2015.

(8)     The Unanimous Written Consent of the Managers of the Georgia Guarantor, effective January 21, 2015.

(9)     Each of the Guarantees to which the Tennessee Guarantor and the Georgia Guarantor is a party.

(10)     The Indenture.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which the opinion is rendered, the authority of such person signing on behalf of the parties thereto other than the Tennessee Guarantor and the Georgia Guarantor and the due authorization, execution and delivery of all documents by the parties thereto other than the Tennessee Guarantor and the Georgia Guarantor. We have also assumed that the Indenture is a valid and legally binding obligation of the Trustee.

As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Tennessee Guarantor, the Georgia Guarantor and others.

Subject to the foregoing assumptions and further qualifications and limitations as stated herein, we are of the opinion that:

(1)     The Tennessee Guarantor is validly existing as a limited liability company and in good standing under the laws of the State of Tennessee.

(2)     The Georgia Guarantor is validly existing as a limited liability company under the laws of the State of Georgia.

(3)     Each of the Tennessee Guarantor and the Georgia Guarantor has the requisite limited liability company power and authority to enter into the Guarantee to which it is a party and to perform their respective obligations as Guarantors.

Speedway Motorsports, Inc.

April 23, 2015

(4)     The execution, delivery and performance by each of the Tennessee Guarantor and the Georgia Guarantor of its respective obligations under the Guarantee to which it is a party have been duly authorized by all requisite limited liability company action on the part of the Tennessee Guarantor and the Georgia Guarantor, as applicable.

(5)     Each Guarantee to which the Tennessee Guarantor and the Georgia Guarantor is a party has been duly executed and delivered by each of the Tennessee Guarantor and the Georgia Guarantor, as applicable.

We have not undertaken any independent investigation to determine the existence or absence of any facts (other than those which are readily ascertainable or which are material to our rendering the above opinions) contrary to the opinions expressed herein, and no inference as to the knowledge of the existence of such facts should be drawn from the fact of our representation of the Tennessee Guarantor or the Georgia Guarantor.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Except as expressly permitted herein, this letter may not be otherwise reproduced, quoted in whole or in part, filed publicly or circulated to, relied upon by, nor used in connection with any other transaction. This letter addresses the law as of the date hereof and we undertake no obligation to inform you of any changes in the law occurring after the date hereof.

The foregoing opinions are limited to the laws of the State of Tennessee with respect to the Tennessee Guarantor and to the laws of the State of Georgia with respect to the Georgia Guarantor, as are presently in effect in each such States, excluding the securities provisions thereof. We have not considered and express no opinion on the laws of any other jurisdiction, including, without limitation, federal laws and rules and regulations relating thereto.

Very truly yours,

BAKER DONELSON BEARMAN

CALDWELL & BERKOWITZ, PC

By: /s/ Tonya Mitchem Grindon

        Tonya Mitchem Grindon

        Shareholder